Consent of Independent Auditors

The financial statements of Ring Energy, Inc. as of December 31, 2013 and for the year then ended, included in the Registration Statement on Form S-1/A1, have been audited by Eide Bailly LLP, independent auditors, as stated in their report appearing herein.

We consent to the inclusion in the Registration Statement on Form S-1/A1 of our report, dated March 20, 2014, on our audit of the financial statements of Ring Energy, Inc. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Eide Bailly LLP

Salt Lake City, Utah

August 19, 2014

www.eidebailly.com

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